EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except ratio data)


                                                     Years Ended December 31,
                                          1998       1999      2000       2001       2002
                                        --------  ---------  --------   --------  --------
Earnings:
Income before taxes and minority
   interests.........................   $ 11,604  $  17,380  $  13,539  $ 18,793  $ 27,234
Add: fixed charges...................     26,313     29,998     29,847    28,355    26,205
Deduct: interest capitalized.........                            (223)      (981)
                                        --------  ---------  --------   --------  --------
Earnings, as adjusted................   $ 37,917  $  47,378  $  43,163  $ 46,167  $ 53,439
                                        ========  =========  =========  ========  ========

Computation of fixed charges:
   Interest, expensed and capitalized   $ 23,779  $  26,985  $  26,834  $ 25,205  $ 21,970
   Interest portion of rent expense..      2,534      3,013      3,013     3,150     4,235
                                        --------  ---------  ---------  --------  --------
Total fixed charges..................   $ 26,313  $  29,998  $  29,847  $ 28,355  $ 26,205
                                        ========  =========  =========  ========  ========

Ratio of earnings to fixed charges...       1.4x       1.6x       1.5x      1.6x      2.0x